Exhibit 99.1

FULL HOUSE RESORTS ANNOUNCES FIRST QUARTER 2015 RESULTS

- Adjusted EBITDA from Ongoing Operations Increases From Prior-Year Period

- Silver Slipper Revenues Rise 11.4% and Adjusted Property EBITDA Increases 26.2%

- New Hotel at Silver Slipper Scheduled to Open May 22

- Company Received $3.1 Million Tax Refund in March

Las Vegas, May 13, 2015 – Full House Resorts (NASDAQ: FLL) today announced results for the first quarter ended March 31, 2015.

“We were pleased with the progress made at all of our properties in the first quarter of 2015,” said Daniel R. Lee, President and Chief Executive Officer of Full House Resorts. “At the Silver Slipper, revenues increased 11.4% and Adjusted Property EBITDA(a) increased 26.2% due to marketing initiatives we enacted early in the first quarter. This significant improvement was achieved despite continued disruptions from the construction of the property’s new hotel, which is scheduled to open in phases beginning May 22, in time for the Memorial Day weekend.

“We are starting to see some stabilization at Rising Star,” continued Mr. Lee. “Adjusted Property EBITDA was approximately $205,000 in 2015 versus $598,000 in 2014. It should be noted, however, that last year’s first quarter benefited from approximately $723,000 of expense reversals related to accruals of Indiana gaming taxes and adjustments for previously accrued unemployment taxes. Adjusting for those items, Adjusted Property EBITDA at Rising Star improved meaningfully in the recent quarter versus the first quarter of 2014. While Rising Star is still under competitive pressure from new casinos in neighboring Ohio, its declines in revenue are less than they were throughout 2014. Also, the final capacity additions to the market allowed under current Ohio law occurred in May and August of 2014, so they will be less of a factor in year-over-year comparisons as the year progresses.

“Lastly, at our two Northern Nevada properties, Adjusted Property EBITDA was flat. Financial results at the Grand Lodge Casino increased despite snow levels in the Lake Tahoe area that were significantly below historical averages. Lower snow levels adversely impact the Lake Tahoe winter sports industry, which is a key driver of customer traffic at Grand Lodge Casino during the winter months. Increases at Grand Lodge were offset by declines at Stockman’s Casino, where we recently made changes to our leadership team and enlisted the advice of customers through several focus groups. We believe that the management change and a new approach at Stockman’s will lead to improved results later in the year.

“We are proud of these solid first quarter results,” concluded Mr. Lee. “We strongly believe that we can continue to improve financial results at our properties, bringing them above their 2014 levels.”

Net revenues in the first quarter of 2015 were $29.1 million versus $30.4 million in the prior-year period, primarily reflecting increased competition from recent casino openings near Rising Star and the September 2014 expiration of our tribal casino management contract in New Mexico. The improvements in income from ongoing businesses offset some, but not all, of the former income from that management contract. As a result, Adjusted EBITDA(a) was $2.1 million compared to $2.5 million in the first quarter of 2014. Approximately $494,000 of the prior-period’s Adjusted EBITDA was attributable to the New Mexico management contract. Although our first quarter is historically a seasonally slower period, Adjusted EBITDA was nevertheless significantly above the Company’s interest expense, which was approximately $1.5 million in both periods.

Net loss for the first quarter of 2015 was $1.8 million, or $0.09 per common share, compared to a net loss of $1.1 million, or $0.06 per common share, in the prior-year period. The increase in net loss is primarily a result of tax expense in the first quarter of 2015. In the prior-year period, a tax benefit was recognized on the pre-tax loss because the tax loss was carried back to recover taxes paid in prior years. However, in the current-year period, the pre-tax loss was not benefited because realization of the net operating loss is considered uncertain. On a pre-tax basis, the Company showed a slight improvement over the prior-year period, despite the expiration of the tribal management contract.

First Quarter 2015 Highlights and Subsequent Events

●
Net revenues at the Silver Slipper Casino rose 11.4% in the first quarter of 2015 to $13.7 million from $12.3 million in the prior-year quarter. Adjusted Property EBITDA rose 26.2% to $2.7 million in the 2015 first quarter from $2.1 million in the 2014 period.

●
We expect to open a majority of the hotel at Silver Slipper Casino before Memorial Day weekend, with the remainder of the rooms coming online in June 2015. Construction of the hotel was delayed by difficulties with the coordination of certain construction activities and other issues. The Company brought in a large regional contractor to assist its general contractor as an advisor for the final stages of construction.  The cost of the additional oversight on the construction process is not expected to be material relative to the overall project budget of approximately $20 million, including capitalized interest. Approximately $15.7 million of this budget was invested as of March 31, 2015. The hotel will feature a total of 129 rooms, including nine luxury suites.

●
At the Rising Star Casino Resort, net revenues declined to $11.1 million in the 2015 first quarter from $13.2 million in the 2014 period. Adjusted Property EBITDA of $205,000 in the first quarter of 2015 compares to Adjusted Property EBITDA of $598,000 in the 2014 first quarter. Careful cost controls resulted in Adjusted Property EBITDA declining significantly less than the decrease in revenues. Furthermore, as mentioned above, the 2014 first quarter benefited from approximately $723,000 of credits related to a gaming tax adjustment and accrual reversals for unemployment taxes. Were it not for these credits in the first quarter of 2014, the property would have recorded an increase in income despite a decrease in revenues.

●
The Northern Nevada segment, which consists of the Grand Lodge and Stockman’s casinos, saw stable Adjusted Property EBITDA in the first quarter of 2015 despite a modest decrease in revenues. Revenues declined to $4.2 million from $4.4 million in the 2014 period. Adjusted Property EBITDA was $363,000 in the first quarter of 2015 versus $365,000 in the 2014 first quarter.

●	In March 2015, we received a $3.1 million refund related to tax losses incurred during 2014, which we elected to carryback to taxable income earned during 2012.

Liquidity and Capital Resources

As of March 31, 2015, the Company had $14.3 million in cash and $63.1 million in outstanding first and second lien debt. All of the Company’s $5.0 million revolving credit facility was available at March 31, 2015. Approximately $4.4 million is also available for draw until May 31, 2015 under a $10.0 million construction term loan for the Silver Slipper hotel. The Company’s other debt is principally $6.7 million that remains outstanding on the capital lease related to the hotel that opened at Rising Star in late 2013.

The Company’s first and second lien debt mature in June 2016 and April 2017, respectively. The Company has begun discussions with its lenders and advisors to either amend its existing credit facilities or entirely refinance such debt, in either case extending the maturities.

Conference Call Information

The Company will host a conference call for investors today, May 13, 2015, at 11:00 a.m. PT (2:00 p.m. ET) to discuss its 2015 first quarter results. Investors can access the live audio webcast from the Company’s website at www.fullhouseresorts.com under the investor relations section. The conference call can also be accessed by dialing (888) 576-4387 or, for international callers, (719) 325-2376.

A replay of the conference call will be available shortly after the conclusion of the call through May 20, 2015. To access the replay, please visit www.fullhouseresorts.com. Investors can also access the replay by dialing (877) 870-5176 or, for international callers, (858) 384-5517 and using the passcode 2793610.

Forward-looking Statements

Some of the statements made in this release are forward-looking statements. These forward-looking statements are based upon Full House’s current expectations and projections about future events and generally relate to Full House’s plans, objectives and expectations for Full House’s business. Although Full House’s management believes that the plans and objectives expressed in these forward-looking statements are reasonable, the outcome of such plans, objectives and expectations involve risks and uncertainties including, without limitation, our dependence on existing management, regulatory approvals (including the ability to maintain gaming licenses in Indiana, Nevada and Mississippi), financing sources and terms, the ability to refinance indebtedness, competition, uncertainties over the development and success of our expansion projects (including the hotel tower currently under construction at Silver Slipper), acceptance of our new hotel product, effectiveness of expense and operating efficiencies, general macroeconomic conditions, and business conditions in the gaming industry (including competition from new casinos in Ohio, the potential allowance of live table games at Indiana’s racinos, or the possible authorization or expansion of gaming in nearby states). Additional information concerning potential factors that could affect Full House’s financial condition and results of operations is included in the reports Full House files with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year. The Company is under no obligation to (and expressly disclaims any such obligation to) update or revise its forward-looking statements as a result of new information, future events or otherwise.

Reconciliation of Non-GAAP Financials

(a) We define “Adjusted EBITDA” as earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, impairment charges, write-offs and asset disposals, board and executive transition costs, pre-opening expenses, project development and acquisition costs, and non-cash share-based compensation expense. “Adjusted Property EBITDA” is Adjusted EBITDA before corporate related costs and expenses which are not allocated to each property. Although Adjusted EBITDA and Adjusted Property EBITDA are not measures of performance or liquidity calculated in accordance with generally accepted accounting principles (“GAAP”), we believe these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity. We utilize Adjusted EBITDA and Adjusted Property EBITDA internally to focus management on year-over-year changes in our core operating performance, which we consider our ordinary, ongoing and customary operations and which we believe is useful information to investors. Accordingly, management excludes certain items when analyzing core operating performance, such as the items mentioned above, that management believes are not reflective of ordinary, ongoing and customary operations.

In addition, because Adjusted EBITDA and Adjusted Property EBITDA are not calculated in accordance with GAAP, they may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation of Adjusted EBITDA and Adjusted Property EBITDA is presented below. However, you should not consider these measures in isolation or as substitutes for operating income, cash flows from operating activities, or any other measure for determining our operating performance or liquidity that is calculated in accordance with GAAP. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA and Adjusted Property EBITDA, you should be aware that, in the future, we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA and Adjusted Property EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

Full House Resorts, Inc. and Subsidiaries
Unaudited Consolidated Statements of Operations
(In Thousands, Except Per Share Data)

	For the Three Months
	Ended March 31,
	2015	2014
Revenues
Casino	$26,354	$27,481
Food and Beverage	5,849	5,024
Hotel	1,279	1,195
Management Fees	-	494
Other Operations	638	611
Gross Revenues	34,120	34,805
Less: Promotional Allowances	(5,036)	(4,356)
Net Revenues	29,084	30,449

Operating Costs & Expenses
Casino	13,732	14,461
Food and Beverage	2,100	2,099
Hotel	120	108
Other Operations	268	228
Selling, General and Administrative	10,844	11,133
Preopening and Other	42	56
Depreciation and Amortization	1,992	2,455
	29,098	30,540

Operating Loss	(14)	(91)

Other (Expense) Income
Interest Expense, Net	(1,525)	(1,517)
Other	12	-
	(1,513)	(1,517)

Loss Before Income Taxes	(1,527)	(1,608)
Provision (Benefit) for Income Taxes	228	(526)
Net Loss	($1,755)	($1,082)

Loss Per Share:
Basic	($0.09)	($0.06)
Diluted	($0.09)	($0.06)

Weighted Average Common Shares Outstanding:
Basic	18,877	18,871
Diluted	18,877	18,871

Full House Resorts, Inc.
Supplemental Information
Segment Revenues and Adjusted EBITDA and
Reconciliation of Adjusted EBITDA to Operating Income (Loss) and Net Income (Loss)
(In Thousands, Unaudited)

	For the Three Months
	Ended March 31,
	2015	2014
Net Revenues
Silver Slipper	$13,724	$12,320
Rising Star	11,115	13,248
Northern Nevada	4,245	4,387
Development/Management	-	494
Total Net Revenues	29,084	30,449

Adjusted EBITDA (a)
Silver Slipper	2,696	2,136
Rising Star	205	598
Northern Nevada	363	365
Development/Management	-	494
Corporate	(1,123)	(1,095)
Total Adjusted EBITDA (a)	2,141	2,498

Depreciation and Amortization	(1,992)	(2,455)
Preopening	(38)	-
Write-offs and Asset Disposals	(84)	(1)
Project Development and Acquisition Costs	(4)	(55)
Stock Compensation	(37)	(78)
Operating Income (Loss)	(14)	(91)

Interest Expense, Net of Capitalized Interest	(1,525)	(1,517)
Other	12	-
Income Tax (Expense) Benefit	(228)	526
Net Loss	$(1,755)	$(1,082)

About Full House Resorts, Inc.
Full House Resorts owns, develops and operates gaming facilities throughout the country. The Rising Star Casino Resort in Rising Sun, Indiana has 35,000 square feet of gaming space with 921 slot and video poker machines and 28 table games, 294 hotel rooms, an 18-hole Scottish links golf course and a large, multi-purpose theater for concerts and conventions. The Silver Slipper Casino in Hancock County, Mississippi, has 37,000 square feet of gaming space with 938 slot and video poker machines, 29 table games, and the only live keno game on the Gulf Coast. Stockman’s Casino in Fallon, Nevada has 8,400 square feet of gaming space with 265 gaming machines, four table games and a keno game. The Company also operates the Grand Lodge Casino at the Hyatt Regency Lake Tahoe Resort, Spa and Casino in Incline Village, Nevada on the north shore of Lake Tahoe under a lease agreement with the Hyatt organization. Grand Lodge has 18,900 square feet of casino space featuring 254 slot machines, 20 table games and a poker room. Further information about Full House Resorts can be viewed on its website at www.fullhouseresorts.com.

Contact:
Lewis Fanger, Chief Financial Officer
Full House Resorts, Inc.
702-221-7800
www.fullhouseresorts.com